Exhibit 99.3

Business Strengths

Significant Growth in Reserves and Production.  Proved reserves increased to 51.1 MMBOE as of December 31, 2010, up 52% from December 31, 2009. In addition, over the last three years, our proved reserve profile has trended towards being more oil-weighted. On a comparable basis, after giving effect to the sale of properties in North Louisiana in June 2010, oil and gas production in 2010 on a BOE basis was 5% higher than in 2009 and we successfully replaced 425% of 2010 production with reserve additions, thereby increasing our reserve life to approximately 9.4 years from approximately 5.8 years in 2009. We believe the growth in reserves and production in 2010 is attributable to our strategy having been refocused in 2009 to focus on lower-risk, developmental, oil-heavy drilling in the Permian Basin and Giddings Area.

Attractive Acreage in Oil-Rich Basins.  In addition to the large portion of our extensive acreage position currently held by production, our existing properties also include 16.6 MMBOE of proved undeveloped reserves, or approximately 32% of total proved reserves, and we have identified hundreds of additional drilling locations. We are continuously seeking other opportunities for growth in the Permian Basin and believe that our holdings in this region provide us with many viable possibilities for exploration and development activities beyond our current drilling programs. In addition, while our strategy is primarily focused on developmental drilling, these efforts are supplemented by exploratory opportunities, including an increasing acreage position in the emerging Wolfbone play.

Experienced Management Team.  Our Chief Executive Officer, Clayton W. Williams, Jr., has more than 50 years experience leading exploration and production companies and is supported by a management team with deep experience in the industry. Mel G. Riggs, our Chief Operating Officer, has worked for the Company or its predecessor companies for 26 years. Most of the other key members of our management team have spent more than 20 years with the Company. Overall, management has a strong background drilling in our core operating areas in the Permian Basin and Giddings Area and have managed through various industry downturns during their tenure.

Disciplined Drilling Program with Flexible Cost Structure.  We believe that we have substantially mitigated the risks of experiencing cost over-runs or poor returns on drilling activities by designating 95% of our capital spending in 2011 for developmental drilling. Although budgeted capital expenditures for fiscal 2011 are $381.8 million, in the event of a market downturn we could slow spending as we maintain a high level of control over production and drilling by operating 78% of current production and 85% of total proved reserves. In addition, we believe our cost structure benefits from a high degree of flexibility, driven by (1) sufficient availability under our revolving credit facility, (2) our ownership and operation of drilling rigs instead of contracting with third parties to provide drilling services and (3) our ownership of natural gas service facilities including interests in approximately 108 miles of pipeline, four treating plants, one dehydration facility and seven wellhead type treating and/or compression stations.